Exhibit C

THIS DEED OF GIFT is made on [date] BY

    , an individual whose passport number is [passport number](the “Donor”).

IN FAVOR OF

    , an individual whose passport number is      (the “Donee”).

WHEREAS:

The Donor currently holds the Asset (as defined below) and wishes to assign by way of gift all of her right, title, benefit, and interest in and to the Asset to the Donee.

NOW THIS DEED WITNESSETH as follows:

a.

The Donor as legal and beneficial owner hereby assigns by way of gift unto the Donee on the day and year first above written all of her right, title, interest, and benefit in      optioned shares in the capital of NaaS Technology Inc., a company incorporated under the laws of the Cayman Islands (the “Asset”) together with all dividend and interest now accrued and hereafter accruing thereon to hold the same unto the Donee, pursuant to its Amended and Restated New 2022 Share Incentive Plan adopted on June 19, 2023, and as amended from time to time in accordance with the provisions thereof.

b.

The Donor hereby undertakes with the Donee that she will execute and deliver all such further certificates, deeds, conveyances, transfers, assignments, declarations and documents necessary or desirable to perfect and complete the transfer of the Asset together with all dividend and interest now accrued and hereafter accruing thereon to the Donee or such nominee as the Donee may direct.

[signature page to follow]

Initial:______________

IN WITNESS, where of the Donor has executed this Deed on the day and year first above written.

SIGNED SEALED and DELIVERED by the said	) )
in the presence of:-)

WITNESSED:

The above signature has been executed in the presence of:

WITNESS:
Name:
ID:

Acknowledged and consented to by:

Donee

Name:

Initial:______________